                                                                    EXHIBIT 99.1


News Release

                                                              Craig Manson
                                                              Investor Relations
                                                              952/853-6022


                         CERIDIAN ANNOUNCES SEC FILINGS



MINNEAPOLIS, MN, MARCH 15, 2004 -- Ceridian Corporation (NYSE: CEN) announced today that it has filed its Annual Report on Form 10-K for the year ended December 31, 2003, Amendment No. 1 to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 and an Amendment No. 1 to its Quarterly Reports on Form 10-Q/A for the first, second and third quarters of 2003. Financial statement information and related disclosures contained in these reports reflect, where appropriate, changes as a result of Ceridian's restated financial statements for 2000-2003 resulting from changes in revenue recognition at Ceridian's Stored Value Systems unit and certain other changes that were responsive to comments received from the Division of Corporation Finance at the Securities and Exchange Commission. Ceridian has not amended and does not intend to amend its previously filed annual reports on Form 10-K or quarterly reports on Form 10-Q for the periods affected by the restated financial statements for periods ending on or prior to December 31, 2002. For this reason, the consolidated financial statements, auditors' reports and related financial information contained in such reports for the affected periods should no longer be relied upon.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian's filings with the Securities and Exchange Commission, including matters arising from the SEC investigation or the change in SVS revenue recognition policy and those factors which are discussed in Ceridian's Annual Report on Form 10-K, for the fiscal year ended December 31, 2003, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.